Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION:
March 31, 2004	954-917-7665
HOWARD L. EHLER, JR.
EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES 2003 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today the results of operations for the year ended December 31, 2003.

The Company generated net income of $640,000, or $.07 per share, in 2003, compared to a net loss of ($1,207,000), or ($.13) per share in 2002. Net sales in 2003 were $41,069,000, compared to $36,504,000 in 2002, an increase in net sales of 12.5%. The increased sales were primarily derived from a generally strong industry construction demand for Company products and internal growth through market share gains. Ongoing cost controls, improved operating efficiencies and higher sales volume produced the improved results in 2003.

The 2002 results include the adverse impact of a net $789,000 non-cash goodwill impairment charge related to the Company’s required adoption of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”. In addition, in connection with the settlement of litigation with certain former dissenting preferred stockholders who had petitioned the Delaware Court to determine the fair value of their shares in connection with our 1998 corporate reorganization, the Company increased its net loss available to stockholders by $313,000 for 2002.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “We are pleased with 2003 operating results and the Company’s return to profitability. The Company is evaluating various capital projects to enhance its manufacturing capabilities and provide greater opportunities for increased profits in the currently strong construction industry.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”. A more detailed discussion of risks

Page 2 of News Release dated March 31, 2004

attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	Year Ended December 31,
	2003	2002

Net Sales.	$41,069,000	$36,504,000

Income before taxes and cumulative effect of change in accounting principle for SFAS 142	$938,000	$343,000

Income tax expense (a)	(298,000)	(448,000)

Income (loss) before cumulative effect of change in accounting principal for SFAS 142	640,000	(105,000)

Cumulative effect of change in accounting principle for SFAS 142	—	(789,000)

Income (loss) before provision for settlement of appraisal rights obligation	640,000	(894,000)

Provision for settlement of appraisal rights obligation	—	(313,000)

Net income (loss) available to stockholders	$640,000	$(1,207,000)

Basic and diluted income (loss) per share	$0.07	$(0.13)

(a)

In 2003 and 2002, income tax expense primarily reflects deferred income taxes associated with expiration of unused net operating loss carryforwards. Based on utilization of the Company's net operating loss carryforwards, the Company is not expected to pay federal income taxes for the current year.